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                                                                     EXHIBIT 2.2
                                ESCROW AGREEMENT


     THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of March 27, 2002, by and among Garcia Acquisition Sub, Inc., a Missouri corporation ("Garcia"), Gates, McDonald & Company, an Ohio corporation ("Gates"), and LaSalle Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, with its principal office in Chicago, Illinois (the "Escrow Agent").

     WHEREAS, contemporaneously with the execution of this Agreement, Garcia and Gates are entering into an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement") pursuant to which Gates is selling to Garcia, certain of the assets of Gates' UCBSG Business;

     WHEREAS, pursuant to the Asset Purchase Agreement, a portion of the Purchase Price (as defined in the Asset Purchase Agreement), shall be held in escrow for a period of time to satisfy indemnification claims under the Asset Purchase Agreement;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                             ESTABLISHMENT OF ESCROW

1.1 Simultaneously with the execution of this Agreement, the following will occur, all of which shall be acknowledged by Garcia, Gates and the Escrow Agent:

     (a) Garcia will deposit Four Million U.S. Dollars (US$4,000,000.00) (the "Initial Deposit") with the Escrow Agent. The Initial Deposit, together with any investment earnings thereon, shall hereinafter collectively be referred to as the "Escrow Funds."

     (b) Garcia and Gates hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to serve, as the escrow agent and depositary subject to the terms and conditions set forth herein. The Escrow Agent shall receive the Initial Deposit and agrees to hold the Escrow Funds in a separate and distinct account (the "Escrow Account"), subject to the terms and conditions of this Agreement. The Escrow Agent shall not distribute or release any of the Escrow Fund except in accordance with the express terms and conditions of this Agreement.

                                   ARTICLE II
                            INVESTMENT OF ESCROW FUND

2.1 The Escrow Funds shall be invested as soon as reasonably practicable, including income earned on said investment, in the Dreyfus Government Cash Management Fund.

2.2 The Escrow Agent shall not be responsible to Garcia and Gates or any other person or entity for any loss or liability arising in respect of any directed investment in Section 2.1 except to the extent that such loss or liability arose from the Escrow Agent's gross negligence or willful misconduct.

                                   ARTICLE III
                      DISBURSEMENTS FROM THE ESCROW ACCOUNT

3.1 The Escrow Agent shall only disburse amounts held in the Escrow Account upon receipt of a written notice ("Disbursement Request") from Garcia specifying
(i) the amount to be disbursed, (ii) the recipient of the disbursement and (iii) the manner of disbursement and delivery instructions. The Disbursement Request shall also be provided to Gates. The Escrow Agent shall pay the amount requested to be disbursed in accordance with the Disbursement Request out of the Escrow Funds unless Gates shall dispute the right of the recipient of the disbursement to such distribution by delivering to the Escrow Agent and Garcia written notice, containing a description in reasonable detail of the basis for the dispute and the amount in dispute, to the extent such amount can reasonably be determined (a "Dispute Notice"), within twenty calendar days after Garcia shall have delivered the Disbursement Request to the Escrow Agent and Gates. If a Dispute Notice has not been delivered to Garcia and the Escrow Agent within the required twenty calendar day period, the Escrow Agent shall promptly disburse to the specified recipient of the disbursement the portion of the Escrow Funds as set forth in the Disbursement Request. Gates may contest the right of Garcia to such payment only if, and to the extent that, Garcia's entitlement to payment in respect of such amount has not been finally determined pursuant to the terms of the Asset Purchase Agreement.


3.2 If within the twenty day period specified in Section 3.1 above, the Escrow Agent shall receive the notice of contest referred to in Section 3.1 above, no payment shall be made from the Escrow Fund until the dispute has been finally settled by agreement of Garcia and Gates. Garcia and Gates shall give written notice of the final settlement to the Escrow Agent, such notice to indicate the dollar amount required to fulfill the settlement.

3.3 As soon as practicable following fifteen (15) months after Closing (as defined in the Asset Purchase Agreement), Garcia and Gates shall jointly deliver written notice to the Escrow Agent directing the Escrow Agent to disburse to Gates an amount equal to the difference between (i) the amount of the Escrow Funds then remaining and (ii) any amounts in the Escrow Funds that are then subject to any claim by Garcia under Section 3.1 hereof that shall not have been paid. Notwithstanding the expiration of the



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representations and warranties of Gates made in the Asset Purchase Agreement, the amounts described in clause (ii) of the preceding sentence shall continue to be held in the escrow created hereby until such unresolved claim(s) shall have been paid or finally determined in accordance with the terms hereof, whereupon Garcia and Gates shall deliver joint written notice to the Escrow Agent directing the Escrow Agent to disburse, as appropriate, all or any portion of any remaining Escrow Funds to Gates. Upon receipt of any such notice, the Escrow Agent shall promptly disburse to Gates the portion of the Escrow Funds set forth in such notice.

                                   ARTICLE IV
                             COMPENSATION; EXPENSES

4.1 In consideration for its services as Escrow Agent, the Escrow Agent shall be entitled to receive the compensation set forth in Exhibit A hereto, as well as the reimbursement of all reasonable out-of-pocket costs and expenses actually incurred by the Escrow Agent in the performance of its duties hereunder. Garcia and Gates shall each pay 50% of such compensation and expenses.

                                    ARTICLE V
                         EXCULPATION AND INDEMNIFICATION

5.1 The obligations and duties of the Escrow Agent are confined to those specifically set forth in this Agreement. In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern and control in all respects. The Escrow Agent shall not be subject to, nor be under any obligation to ascertain or construe the terms and conditions of any other instrument, whether or not now or hereafter deposited with or delivered to the Escrow Agent or referred to in this Agreement, nor shall the Escrow Agent be obligated to inquire as to the form, execution, sufficiency, or validity of any such instrument nor to inquire as to the identity, authority, or rights of the person or persons executing or delivering same.

5.2 The Escrow Agent shall not be personally liable for any act that it may do or omit to do hereunder in good faith and in the exercise of its own best judgment. Any act done or omitted to be done by the Escrow Agent pursuant to the advice of its attorneys shall be deemed conclusively to have been performed or omitted in good faith by the Escrow Agent.

5.3 In the event the Escrow Agent is notified of any dispute, disagreement or legal action between Garcia and Gates and any third party relating to or arising in connection with the escrow, the Escrow Funds, or the performance of the Escrow Agent's duties under this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings, arbitration, or other means as, in the Escrow Agent's



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discretion, it may require. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized, at its option, to deposit with the Clerk of the Court where such action is pending or the arbitrator, as applicable, all documents and funds held in escrow, except all costs, expenses, charges, and reasonable attorneys' fees incurred by the Escrow Agent due to the interpleader action and which Garcia or Gates agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

5.4 Garcia and Gates hereby agree, jointly and severally, to indemnify and hold the Escrow Agent, and its directors, officers, employees, and agents, harmless from and against all costs, damages, judgments, attorneys' fees (whether such attorneys shall be regularly retained or specifically employed), expenses, obligations and liabilities of every kind and nature which the Escrow Agent, and its directors, officers, employees, and agents, may incur, sustain, or be required to pay in connection with or arising out of this Agreement, unless the aforementioned results from the Escrow Agent's gross negligence or willful misconduct, and to pay the Escrow Agent on demand the amount of all such costs, damages, judgments, attorneys' fees, expenses, obligations, and liabilities. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Agreement. As between themselves, Garcia and Gates each agree to be responsible for 50% of any amounts that the Escrow Agent is entitled to as indemnity payments under this Agreement.

                                   ARTICLE VI
                            TERMINATION OF AGREEMENT

6.1 This Agreement may be terminated at any time upon the receipt by the Escrow Agent of three (3) Business Days prior written notice of termination by Garcia and Gates directing the distribution of all assets then held by the Escrow Agent under and pursuant to this Agreement. This Agreement shall automatically terminate if and when all amounts in the Escrow Account (including all the securities in which any of the funds deposited into the Escrow Account shall have been invested) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement; provided, however, that the rights and obligations of the parties hereto shall survive the termination hereof.

                                   ARTICLE VII
                           RESIGNATION OF ESCROW AGENT

7.1 The Escrow Agent may resign at any time upon giving at least thirty (30) days prior written notice to Garcia and Gates ; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Garcia and Gates shall use their best efforts to select a successor escrow agent within thirty (30) days after receiving such notice. If Garcia and



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Gates fail to appoint a successor escrow agent within such time, the Escrow
Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon delivery of such instrument, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. The Escrow Agent shall be paid any outstanding fees and expenses prior to transferring assets to a successor escrow agent.

                                  ARTICLE VIII
                                     NOTICES

8.1 All notices required by this Agreement shall be in writing and shall be deemed to have been received (a) immediately if sent by facsimile transmission (with a confirming copy sent the same Business Day by registered or certified mail), or by hand delivery (with signed return receipt), or (b) the next Business Day if sent by nationally recognized overnight courier, in any case to the respective addresses as follows:

     If to Garcia:

     Garcia Acquisition Sub, Inc.
     1850 Borman Court
     St. Louis, MO 63146
     Attention: William W. Canfield
     Telephone: (800) 888-8277
     Fax: (314) 214-7588

     If to Gates:

     Gates, McDonald & Company
     3455 Mill Run Drive
     Hilliard, OH 43026-9079
     Attention: Danny M. Fullerton, President and Chief Operating Officer
     Telephone: (614) 777-3001
     Fax: (614) 777-3454

     If to the Escrow Agent:

     LaSalle Bank National Association
     135 South LaSalle Street
     Suite 1960
     Chicago, IL  60603
     Attention: Laura H. Mackey
     Telephone: (312) 904-5859
     Fax: (312) 904-2236



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                                   ARTICLE IX
                                  GOVERNING LAW

9.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois and the parties hereto consent to jurisdiction in the State of Illinois and venue in any state or Federal court located in the City of Chicago.

                                    ARTICLE X
                              AUTOMATIC SUCCESSION

10.1 Any bank or corporation into which the Escrow Agent may be merged or with which it may be consolidated, or any bank or corporation to whom the Escrow Agent may transfer a substantial amount of its Escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties, anything herein to the contrary notwithstanding.

                                   ARTICLE XI
                           AMENDMENT AND MODIFICATION

11.1 Garcia and Gates and the Escrow Agent may amend, modify, and/or supplement this Agreement as they may mutually agree in writing.

                                   ARTICLE XII
                                  COUNTERPARTS

12.1 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same Agreement.

                                  ARTICLE XIII
                                 INTERPRETATION

13.1 The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

13.2 As used in this Agreement, "Business Day" means a day other than a Saturday, Sunday, or other day when banking institutions in Chicago, Illinois are authorized or required by law or executive order to be closed.

                                   ARTICLE XIV
                                  SEVERABILITY

14.1 The parties agree that if any provision of this Agreement shall under any



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circumstances be deemed invalid or inoperative this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

                      [The next page is the signature page]





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                                                                     EXHIBIT 2.2

 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow
             Agreement as of the day and year first above written.

                              GARCIA ACQUISITION SUB, INC.

                              By:    /s/ William W. Canfield
                                    --------------------------------------------
                              Name:  William W. Canfield
                                    --------------------------------------------
                              Title: President and Chief Executive Officer
                                    --------------------------------------------

                              GATES, MCDONALD & COMPANY

                              By:    /s/ Danny Fullerton
                                    --------------------------------------------
                              Name:  Danny Fullerton
                                    --------------------------------------------
                              Title: President and COO
                                    --------------------------------------------


                              LASALLE BANK NATIONAL ASSOCIATION, as Escrow Agent

                              By:    /s/ R.C. Bergman
                                    --------------------------------------------
                              Name:  R.C. Bergman
                                    --------------------------------------------
                              Title: First Vice President
                                    --------------------------------------------





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                                    EXHIBIT A

                                  ESCROW AGENT
                                SCHEDULE OF FEES


Acceptance Fee:              $  500.00

Administration Fee:          $2,500.00*

THE ACCEPTANCE AND ADMINISTRATION FEES ARE DUE UPON EXECUTION OF THE ESCROW AGREEMENT.

*Should the Escrow Account remain open after an initial twelve-month period, the Administration Fee will be prorated on a six-month basis with the Administration Fee being regarded as an annual charge.

Any investment transaction not in a money market fund or a LaSalle Bank Time Deposit, Open Account will incur a $100.00 per transaction fee. The parties to the agreement understand and agree that the Escrow Agent may receive certain revenue in the form of 12b-1 or shareholder servicing fees on certain mutual fund investments. Such fees are disclosed in the prospectus for any such fund. These fees are paid to the Escrow Agent directly from the mutual fund provider and are not paid by the parties to the Agreement.

All out-of-pocket expenses will be billed at our cost. Out-of-pocket expenses include, but are not limited to, professional services (e.g. legal or accounting), travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), and copying charges.


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